EXHIBIT 99.1

HURRY, INC.

POST OFFICE BOX K

ELLIJAY, GEORGIA 30540

August 26, 2003

To the Shareholders of Record as of August 25, 2003:

On August 11, 2003, the Board of Directors of Hurry, Inc. (the “Company”) declared a liquidating distribution of $0.06 per share to shareholders of record as of the close of business on August 25, 2003. This distribution is in connection with the Company’s continuing efforts to wind up its operations and liquidate and dissolve the Company.

Enclosed is your distribution of $0.06 per share. You will receive a Form 1099 for 2003 relating to this distribution from SunTrust Bank, the Company’s transfer agent and registrar, on or about January 31, 2004. We recommend you consult your tax advisor for further information.

The Company’s Board of Directors and shareholders previously approved a Plan of Liquidation and Dissolution pursuant to which the Company is taking steps to liquidate and dissolve, including filing a Notice of Intent to Dissolve with the Georgia Secretary of State. As the Company continues to satisfy all remaining obligations and liabilities, the Board of Directors will evaluate the possibility of any further distributions. No assurances can be given regarding the Company’s ability to make any future distributions or the timing and amount, if any, of any further distributions. The Company remains currently solvent and intends to comply with all legal requirements prior to making any distributions.

Sincerely,

Board of Directors

Hurry, Inc.